EXHIBIT 99.1

Amyris Announces Signing of Agreements for Conversion and Restructuring of Approximately $175 Million of Convertible Debt and $25 Million Private Placement

EMERYVILLE, Calif., July 27, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced that it has successfully signed definitive agreements for the conversion and restructuring of approximately $175 million of debt, to be converted to Amyris common stock, with an additional $5 million of debt converted into joint venture ownership by its joint-venture partner, Total. Simultaneously, Amyris signed definitive agreements for a $25-million private placement led by long-term investor and Board member John Doerr of Kleiner Perkins Caufield & Byers, as well as Total and Naxyris.

Convertible Debt Conversion –  Pathway to Jet Fuel Commercialization

The convertible debt conversion transaction, details of which were previously announced by Amyris on June 30, 2015, provides for the exchange by Total Energies Nouvelles Activités USA (a wholly owned subsidiary of Total S.A.) ("Total") and Temasek – two major stockholders – of $138 million of convertible debt for Amyris common stock at a price of $2.30 per share with an additional $37 million of outstanding convertible debt being restructured to eliminate Amyris's repayment obligation at maturity and provide for mandatory conversion to Amyris common stock. Amyris expects this transaction to close concurrently with the $25-million private placement.

As a result of this transaction and a related restructuring of Amyris's fuels joint venture with Total, Amyris and Total have also agreed to proceed with a pathway toward commercialization plans for its jet fuel technology over the coming years. Following the restructuring and provisions related to the agreement with Amyris, Total will own 75% of the joint venture with Amyris.

Total and Amyris have decided to proceed with the restructured joint venture based on expectations for the commercial prospects of their 'drop-in' high performance biojet fuel, which already has been used in several commercial airline flights.

First Tranche of Private Placement – Led by Long-Term Holders

Amyris also announced the signing of definitive agreements for a $25-million private placement at a price per share of $1.56, with, subject to approval by stockholders, with warrant coverage of 10%. This private placement is led by one of Amyris's board members, John Doerr (of Kleiner Perkins Caufield & Byers). Other long-term holders participating in the private placement include Total and Naxyris SA (an affiliate of NAXOS Capital Partners). Doerr, a leading investor behind many of Silicon Valley's top entrepreneurial growth companies has served on Amyris's Board since 2006.

"Amyris's proven synthetic biology technology platform has demonstrated its truly unique ability to disrupt existing markets, and at the same time shape a more sustainable world through the creation of high-performance renewable products," said John Doerr of Kleiner Perkins Caufield & Byers. "This game-changing technology combined with Amyris's industrial-scale production, has proven its potential to deliver unique value to its customers seeking innovative solutions to their supply and pricing problems in a variety of market sectors," continued Doerr. "Amyris is at the forefront of applying industrial biotechnology to be disruptive in industrial, personal care and health care markets."

Timing of Transactions

Amyris anticipates that the $25-million private placement will close concurrently with the debt conversion and restructuring transaction, described above, during the week of July 27, 2015, subject to customary closing conditions.

About Amyris

Amyris is the integrated renewable products company that is enabling the world's leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as Amyris's expectation that the debt and joint venture transactions and the $25-million private placement will close as anticipated during the week of July 27, 2015) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's reliance on third parties to achieve its goals, investors that have not yet finalized their participation decisions, liquidity and ability to fund Amyris's business, ability to comply with pre-closing covenants and conditions, and various other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 5, 2015. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris is a registered trademark of Amyris, Inc. All other trademarks are trademarks of their respective holders.

Note to Editors: Please see news release issued June 30, 2015, entitled, "Amyris Announces Total's Decision to Proceed with Jet Fuel Joint Venture and Plans to Restructure and Convert $175 Million of Outstanding Convertible Debt for Common Stock".

CONTACT: Peter DeNardo
         Director, Investor Relations and Corporate Communications
         Amyris, Inc.
         +1 (510) 740-7481
         investor@amyris.com
         pr@amyris.com